EXHIBIT 2.3

               MANAGEMENT SERVICES AGREEMENT, dated as of December 28, 1994, by and between LIN BROADCASTING
          CORPORATION, a Delaware Corporation ("Broadcasting"), and LIN TELEVISION CORPORATION, a Delaware corporation
          ("Television").

          WHEREAS, the Board of Directors of Broadcasting has determined it is appropriate and desirable to separate the ownership of Broadcasting and Television by distributing to the holders of outstanding shares of common stock, par value $0.01 per share, of Broadcasting all outstanding shares of common stock, par value $0.01 per share, of Television;

          WHEREAS, Broadcasting and Television are entering into a Distribution Agreement of even date herewith (the "Distribution Agreement"), to set forth the principal corporate transactions required to effect such separation and such distribution and to set forth other agreements that will govern certain other matters following such distribution; and

          WHEREAS, in accordance with the Distribution Agreement, Broadcasting and Television desire to establish the terms on which they will provide certain services to one another to aid in the transition of Television to an independent publicly held company;

          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS

Section 1.01   General

     Capitalized terms used in this Agreement shall have the meanings ascribed to them in the Distribution Agreement, except as set forth in this Section 1.01. The meanings set forth below shall be equally applicable to both the singular and plural forms of the terms defined:

     Providing Company:  Broadcasting or a Broadcasting
Subsidiary or Television or a Television Subsidiary, when providing Services under this Agreement.

     Receiving Company:  Broadcasting or a Broadcasting
Subsidiary or Television or a Television Subsidiary, when receiving Services under this Agreement.

     Services: the transitional tax, treasury, legal and other corporate administrative services rendered by a Providing Company to a Receiving Company under this Agreement.

     Services Period: the one-year period following the Distribution Date.

Section 1.02   References

     References to a "Section" or an "Article" are, unless otherwise specified, to one of the Sections or Articles of this Agreement.

                            ARTICLE II

                             SERVICES

Section 2.01   Provision of Administrative Services

     During the Services Period, each of Broadcasting and Television shall provide to the other the Services, as requested.

     (a) The Services may be rendered by a Providing Company or its subsidiaries, Affiliates or third parties, as the Providing Company shall determine; provided, however, that before any Services which heretofore have been rendered by a Providing Company are contracted out to third parties, the Providing Company shall so notify the Receiving Company and the Receiving Company may discontinue such Services upon 30 days' prior written notice to the Providing Company.

     (b) The Providing Company shall determine its corporate facilities and the individuals by which the Services are rendered.

     (c) If a Receiving Company desires to discontinue one or more of the Services regularly utilized by such Receiving Company, or a part of a particular Service so utilized, during the Services Period, the Receiving Company shall give the Providing Company at least 45 days' prior written notice requesting discontinuance of such Service or part thereof and specifying the date of discontinuance. The Receiving Company shall reimburse the Providing Company for any reasonable expenses related to the severance of employment of one or more employees providing such Service which the Providing Company would not have incurred but for the discontinuance of the Service, based upon the relative portion of each such employee's time spent on providing the Service to the Receiving Company. Once so discontinued, such Service need not again be rendered by the Providing Company unless the Providing Company, in its sole discretion, is willing to do so upon terms and conditions to be agreed upon.

     (d) During the Services Period, a Providing Company may at any time in its sole discretion, upon not less than 90 days' prior written notice (45 days' prior written notice in the case of any Services which a Providing Company plans concurrently to cease to perform or render for itself or any of its subsidiaries or Affiliates or, in the case of any particular Service, if the Providing Company reasonably determines that its performance of such Service results in costs or liabilities to it materially greater than the payment for such Service by the Receiving Company hereunder, unless the Receiving Company shall agree to pay such higher costs or make provisions reasonably acceptable to the Providing Company to cover such liabilities, as the case may
be) to the Receiving Company, terminate all the Services, or from time to time so terminate any one or more of the Services or any part of a particular Service without liability to the Receiving Company or to any other person for any loss, damage or expense (including, without limitation, lost profits or other consequential damage which may result therefrom). Once terminated, such Service need not again be rendered by the Providing Company unless the Providing Company, in its sole discretion, is willing to do so upon terms and conditions to be agreed upon.

Section 2.02   Fee for Services; Expenses

     (a)  Except as provided in paragraph (b) of this
Section 2.02, Broadcasting and Television, as a Receiving Company, each agree to pay the other, as a Providing Company, for the Services rendered pursuant to this Agreement at a rate equal to the actual out-of-pocket costs, expenses and disbursements of the Providing Company in providing Services plus 150% of the allocated portion of the salaries of the Providing Company's employees providing such Service; provided, that Broadcasting and Television agree to assist each other during the Services Period at no cost in connection with the following Services (to the same extent as in years prior to the Distribution, where such assistance was provided in prior years): (i) the preparation and filing of federal, state and local tax returns for periods prior to the Effective Time and the provision of supporting information in connection with tax audits relating to such periods; and
(ii) the preparation and filing of any reports with the Commission pursuant to the Exchange Act reflecting periods prior to the Effective Time.

     (b) During the Services Period, a Providing Company shall render to a Receiving Company an invoice within 30 days after the end of each calendar month covering the Services rendered during such calendar month, and the Receiving Company shall remit to the Providing Company in cash the net amount thereof within 30 days after the date of such invoice; provided, that if the providing party utilizes third parties in providing Services, it shall promptly forward any invoices (other than those related to travel costs and incidental expenses of the Providing Company's employees) received from third parties for costs and expenses relating to such Services to the receiving party and the receiving party shall pay such third party directly within 30 days after the date of the invoice from the providing party. Broadcasting and Television shall each cause to be kept accurate books and records with respect to the costs and expenses incurred in connection with the Services provided hereunder and each, as a Receiving Company, shall be permitted to inspect the books and records of the other with respect to such costs and expenses during normal business hours upon reasonable notice to the other.

Section 2.03   Independent Contractor Status

     Broadcasting and Television shall render and perform the Services as independent contractors, each in accordance with the standards set forth in Section 2.04(c), subject to its compliance with the provisions of this Agreement and with all applicable laws, ordinances and regulations.

Section 2.04   Disclaimer; Limited Liability

     (a) Nothing in this Agreement will require a Providing Company to provide or develop additional systems support programs or to render any Service not provided for in this Agreement, or to render Services in quantities greater than the quantities taken by the operations of the Receiving Company and its subsidiaries, if any, during the 12-month period ended
December 31, 1994, or in a manner or pursuant to methods different from the standard set forth in Section 2.04(c), or, in performing Services hereunder, to make any change or addition which will require capital expenditures.

     (b) The duties of a Providing Company under this Agreement are subject to interruption or discontinuance by the Providing Company at any time and from time to time, without incurring liability to the Receiving Company or any other person for any loss, damage or expense which may result therefrom, for force majeure or other causes beyond the Providing Company's control.

     (c) Broadcasting and Television, as providing companies, will each use reasonable efforts to make the Services available with substantially the same degree of care as it makes the same Services available for its own operations, but neither shall be liable to the other or any other person for any loss, damage or expense which may result therefrom or from the Providing Company's changing its manner of rendering the Services if the Providing Company deems the same necessary or desirable in the conduct of its own operations. To the extent that any Service is provided both to a Receiving Company and to the Providing Company itself or to a subsidiary or Affiliate of the Providing Company, the Providing Company shall be entitled to give priority to serving itself or its subsidiary or Affiliate.

Section 2.05   Consulting Agreement

     Television and two Broadcasting subsidiaries are concurrently entering into the Consulting Agreement relating to consulting services to be rendered to two stations, WOOD-TV and WOTV (TV), by Television following the Distribution.

                           ARTICLE III

                          MISCELLANEOUS

Section 3.01   Complete Agreement; Construction

     This Agreement and the other Ancillary Agreements, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any other Ancillary Agreement other than the Consulting Agreement, this Agreement shall control.

Section 3.02   Survival of Agreements

     Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

Section 3.03   Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the principles of conflicts of laws thereof.

Section 3.04   Notices

     All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

     To Broadcasting:

     5295 Carillon Point
     Kirkland, Washington  98033
     Attn:  General Counsel

     To Television:

     4 Richmond Square
     Providence, Rhode Island  02906
     Attn:  General Counsel

Section 3.05   Amendments

     This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

Section 3.06   Successors and Assigns

     Except in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 3.07   Conditions; Termination

     (a) All provisions of this Agreement shall become effective only upon the satisfaction of the conditions set forth in
Section 5.08(a) of the Distribution Agreement.

     (b) This Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of the Board of Directors of Broadcasting without the approval of Television or of Broadcasting's stockholders and shall automatically terminate in the event the Distribution Agreement is terminated. In the event of such termination, no party shall have any liability of any kind to any other party.

Section 3.08   Subsidiaries

     Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any subsidiary of such party which is contemplated to be a subsidiary of such party on and after the Distribution Date.

Section 3.09   No Third-Party Beneficiaries

     This Agreement is solely for the benefit of the parties hereto and their respective subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 3.10   Titles and Headings

     Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of or interpretation of this Agreement.

Section 3.11   Arbitration

     (a) Selection of Arbitrators. Any action, dispute, claim or controversy between the parties to this Agreement shall be submitted to private arbitration before three arbitrators. Within 30 days of a party's demand for arbitration, each party shall select one arbitrator. The two arbitrators so selected shall, within 15 days of their selection and in any event within 45 days after a party's demand for arbitration, select a third arbitrator.

     (b) Discovery. The parties shall conduct discovery in accordance with the Federal Rules of Civil Procedure. All discovery must be completed within 90 days following selection of the third arbitrator. The panel of three arbitrators shall select one from among them as the lead arbitrator who shall resolve any dispute that arises in connection with discovery.

     (c) Award. The decision of any two of the arbitrators shall constitute the arbitration award. The arbitrators shall provide written findings of fact and conclusions of law on the face of their award. Judgment on any award rendered may be entered in any court having jurisdiction over such matter.

     (d) Rules. Except as described herein or as agreed by the parties, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration
Association.

Section 3.12   Legal Enforceability

     Prior to the Distribution Date, the provisions of this Agreement are unenforceable. From and after the Distribution Date, any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                              LIN BROADCASTING CORPORATION



                              By   DONALD GUTHRIE
                              Its  SENIOR VICE PRESIDENT-FINANCE



                              LIN TELEVISION CORPORATION



                              By   PETER E. MALONEY
                              Its  VICE PRESIDENT